Exhibit 99.1

Virco Reports Financial Results for 1st Quarter of FYE 2017

•	Operating results essentially flat on 10% reduction in revenue

•	Strong incoming order rates suggest intensifying seasonality

Torrance, California-June 10, 2016-Virco Mfg. Corporation today announced results for the 1st Quarter of FYE 2017:

Reflecting what may be a further intensification of seasonality in its core market of public school furniture, fixtures and equipment, Virco reported essentially flat operating results on a 10% decline in 1st quarter revenue for the period ended April 30, 2016. In this traditionally slow period ahead of peak summer deliveries, shipments were $20,827,000 compared to $23,048,000 last year. Despite this decline, the Company’s preferred early-season measure of business activity-actual YTD shipments plus the unshipped summer backlog-increased over 13% from $46,826,000 last year to $53,055,000 this year.

Continued operating efficiencies buffered the impact of this heightened seasonality, yielding an operating loss of ($2,845,000) compared to ($2,841,000) last year. As shipments normalize heading into summer, Management is hopeful these efficiencies will translate into better operating results for the crucial peak-season delivery cycle.

Virco Chairman and CEO Robert Virtue commented on the intensifying seasonality highlighted by these early season numbers: “One of the essential challenges in our industry is responding to seasonality. Because most of our shipments can only be received when schools are out of session and students aren’t in the classroom, summer is our busiest shipping season. As schools across the country have shifted to progressively earlier start dates-now August as compared to post-Labor Day a decade ago-our window for deliveries has narrowed. This narrowing has occurred at both ends of summer. For this reason, when we see good strength on incoming orders-even if that strength is offset by a slow start to actual shipments-we gain confidence for the overall trend. At this time of year, the scale of our backlog is significantly bigger than actual shipments. So, by combining these two numbers, we sample a bigger data set and get a more accurate picture of demand. Given the moderate increase in this year’s figure, we’re cautiously optimistic that summer results will continue to show improvement.”
Virco President Doug Virtue elaborated on these trends: “Since the Great Recession, seasonality and volatility have both increased in our market. Despite the challenges posed by these trends, we’ve tried to turn them into competitive opportunities. Our domestic factories and direct customer relationships give us a unique ability to support educators as they navigate their own increasingly complex funding environment. We’re actually looking forward to a busy and rewarding summer as public schools across most regions of the country continue to upgrade and refurbish their facilities. Our inventories are robust and appropriately balanced as we head into the crucial two quarters of FYE 2017, and our factories are operating at historically high levels of efficiency.”

		Three Months Ended
		4/30/2016	4/30/2015
		(In thousands, except per share data)

Net sales		$20,827	$23,048
Cost of sales		12,764	14,854
Gross profit		8,063	8,194
Selling, general administrative & other expense		10,908	11,035
Operating loss		(2,845)	(2,841)
Interest expense, net		264	298
Loss before income taxes		(3,109)	(3,139)
Income tax expense		29	39
Net loss		$(3,138)	$(3,178)

Net loss per share - basic		$(0.21)	$(0.21)
Net loss per share - diluted (a)		$(0.21)	$(0.21)

Weighted average shares outstanding - basic		14,971	14,824
Weighted average shares outstanding - diluted (a)		14,971	14,824

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2016	1/31/2016	4/30/2015
Current assets	$66,070	$46,688	$54,438
Non-current assets	42,111	42,594	42,893
Current liabilities	44,317	22,694	39,385
Non-current liabilities	33,236	33,275	37,934
Stockholders' equity	30,628	33,313	20,012

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert A. Virtue, Chairman and Chief Executive Officer
Robert Dose, Chief Financial Officer
Doug Virtue, President

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2016 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.